Exhibit 99.1

    GUESS?, INC. REPORTS FIRST QUARTER 2005 FINANCIAL RESULTS AHEAD OF PLAN,
              DRIVEN BY STRONG PERFORMANCE FROM EUROPEAN OPERATION

               FIRST QUARTER EPS OF $0.18 VERSUS $0.02 IN 2004

     LOS ANGELES, May 4 /PRNewswire-FirstCall/ -- Guess?, Inc. (NYSE: GES) today reported financial results for the first quarter ended April 2, 2005.

     First Quarter Results
     For the first quarter of 2005, the Company reported net earnings of $8.2 million, or diluted earnings of $0.18 per share, compared to net earnings of $0.8 million, or diluted earnings of $0.02 per share, for the first quarter ended March 27, 2004. The first quarter ended April 2, 2005 had 92 days compared to 87 days in the first quarter ended March 27, 2004.

     Carlos Alberini, President and COO, commented, "Our first quarter financial results were stronger than plan and significantly ahead of last year's performance. These improved results reflected primarily a higher than anticipated contribution from our European business, although a portion of this contribution had been planned for the second quarter of 2005. Europe as a region benefited from very robust sales of accessories and stronger than expected performance from the European jeanswear business we just acquired. Our domestic wholesale business and licensing operations also had improved results in the quarter. We are very pleased with the Company's overall results in the period. Moreover, we see significant opportunities in all of our businesses and remain confident in our outlook for 2005."

     Total net revenue for the first quarter of 2005 increased 40.6% to $215.6 million from $153.3 million in the first quarter of 2004, including $26.3 million in revenue from the European acquisition. The Company's retail operations in the U.S. and Canada generated revenues of $116.5 million in the 2005 first quarter, a 17.1% increase from $99.5 million reported in the same period a year ago. Comparable store sales for the U.S. and Canada increased 4.5% during the first quarter of 2005 from the year-ago period. Net revenue from the Company's wholesale segment, which excludes Europe, increased 10.6% to $31.1 million in the first quarter of 2005, compared to $28.1 million in the year-ago period. Net revenue from the Company's European operations increased by $41.8 million to $56.6 million in the first quarter of 2005, compared to $14.8 million in the prior year period. Licensing segment net revenue increased 4.3% to $11.4 million in the 2005 first quarter from $10.9 million in the first quarter last year.

     The Company also noted that its earnings as stated in U.S. dollars benefited from the strong Euro currency which has appreciated by approximately 6.5% against the U.S. dollar in the last 12 months.

     April 2005 Retail Sales
     The Company also reported today retail sales for its stores in the U.S. and Canada for fiscal April 2005. Total April retail sales for the four weeks ended April 30, 2005, were $39.4 million, an increase of 8.4% from sales of $36.3 million for the four weeks ended May 1, 2004. Comparable store sales for the April period decreased 1.2% compared to the year-ago period.

     Change in Segment Reporting
     In the first quarter of 2005, the Company revised its segment reporting to include its European operations as a separate segment. The Company believes this segment reporting better reflects how its four business segments -- retail, wholesale, European and licensing -- are managed and each segment's performance is evaluated. The European segment includes both wholesale and retail operations in Europe. The retail segment includes the Company's retail operations in North America. The wholesale segment includes the wholesale operations in North America and internationally, excluding Europe. The licensing segment includes the worldwide licensing operations of the Company. All amounts for 2004 have been revised to conform to the 2005 presentation and are included with this release.

     The Company will hold a conference call at 4:30 pm (ET) on May 4, 2005 to discuss the news announced in this press release. A live webcast of the conference call will be accessible at www.guess.com via the "Investor's Info" link from the "Guess, Inc." section of the site. The webcast will be archived on the website for 30 days.

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     Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, accessories and related consumer products. At April 2, 2005 the Company owned and operated 289 retail stores in the United States and Canada. The Company also distributes its products through better department and specialty stores around the world. For more information about the Company, please visit www.guess.com.

     Except for historical information contained herein, certain matters discussed in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods and other future events to differ materially from what is currently anticipated. Factors which may cause actual results in future periods to differ from current expectations include, among other things, the continued availability of sufficient working capital, the successful integration of acquisitions and new stores into existing operations, the continued desirability and customer acceptance of existing and future product lines (including licensed product lines), possible cancellations of wholesale orders, the success of competitive products, and the availability of adequate sources of capital. In addition to these factors, the economic and other factors identified in the Company's most recent annual report on Form 10-K for the fiscal year ended December 31, 2004 including but not limited to the risk factors discussed therein, could affect the forward-looking statements contained herein and in the Company's other public documents.

     Contact:  Carlos Alberini
               President & Chief Operating Officer
               Guess?, Inc.
               (213) 765-3582

               Frederick G. Silny
               SVP & Chief Financial Officer
               (213) 765-3289

               Wendi Kopsick
               Kekst and Company
               (212) 521-4800

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                          Guess?, Inc. and Subsidiaries
                 Condensed Consolidated Statements of Operations
                      (in thousands, except per share data)
                                   (Unaudited)

                                                    Three Months Ended
                                          -----------------------------------
                                               April 2,         March 27,
                                                 2005             2004
                                          ----------------   ----------------
                                              $        %         $        %
     Net revenue
      Product sales                       $ 204,194   94.7%  $ 142,405   92.9%
      Net royalties                          11,414    5.3%     10,940    7.1%
                                            215,608  100.0%    153,345  100.0%

     Cost of product sales                  133,385   61.9%    100,815   65.7%

     Gross profit                            82,223   38.1%     52,530   34.3%

     Selling, general and
      administrative expenses                67,069   31.1%     49,921   32.6%

     Earnings from operations                15,154    7.0%      2,609    1.7%

     Other (income) expense:
      Interest expense                        1,754    0.8%      1,385    0.9%
      Interest income                          (435)  (0.2%)      (102)  (0.1%)

     Earnings before income taxes            13,835    6.4%      1,326    0.9%

     Income taxes                             5,672    2.6%        570    0.4%

     Net earnings                         $   8,163    3.8%  $     756    0.5%

     Net earnings per share:

      Basic                               $    0.18          $    0.02

      Diluted                             $    0.18          $    0.02

     Weighted number of
      shares outstanding:

      Basic                                  44,200             43,760

      Diluted                                44,644             44,361


                          Guess?, Inc. and Subsidiaries
                            Consolidated Segment Data
                                 (in thousands)
                                   (Unaudited)

                                                    Three Months Ended
                                               --------------------------
                                                 April 2,      March 27,
                                                   2005          2004
                                               -----------    -----------
     Net revenue:
       Retail operations                       $   116,495    $    99,524
       Wholesale operations                         31,059         28,089
       European operations                          56,640         14,792
       Licensing operations                         11,414         10,940
                                               $   215,608    $   153,345

     Earnings (loss) from operations:
       Retail operations                       $    (3,408)   $    (1,678)
       Wholesale operations                          2,127         (1,194)
       European operations                          15,853          5,291
       Licensing operations                          9,144          8,983
       Corporate overhead                           (8,562)        (8,793)
                                               $    15,154    $     2,609

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                          Guess?, Inc. and Subsidiaries
               Selected Condensed Consolidated Balance Sheet Data
                                 (in thousands)
                                   (Unaudited)

                                             April 2,   December 31,   March 27,
                                               2005         2004         2004
                                            ---------  -------------  ----------
               ASSETS

   Cash and cash equivalents                $  89,248  $     106,003  $   45,724

   Restricted cash                              3,403          3,660       4,260

   Receivables, net                           123,007         53,915      51,118

   Inventories, net                            95,595         82,329      81,044

   Other current assets                        26,375         25,116      25,433

   Property and equipment, net                117,659        113,944     109,988

   Other assets                                57,659         39,337      37,261

    Total Assets                            $ 512,946  $     424,304  $  354,828

   LIABILITIES AND STOCKHOLDERS' EQUITY

   Current installments of notes
    payable and long-term debt              $  53,905  $      13,430  $   15,124

   Other current liabilities                  140,058        119,369      89,328

   Notes payable and long-term debt,
    excluding current installments             53,865         41,396      50,349

   Other liabilities                           37,467         29,532      15,820

   Stockholders' equity                       227,651        220,577     184,207

    Total Liabilities and
     Stockholders' Equity                   $ 512,946  $     424,304  $  354,828


                          Guess?, Inc. and Subsidiaries
                      Condensed Consolidated Cash Flow Data
                                  (in thousands)
                                   (Unaudited)

                                                    Three Months Ended
                                                -------------------------
                                                  April 2,      March 27,
                                                   2005          2004
                                                ----------    -----------

     Net cash used in operating activities      $   (2,737)   $   (15,644)

     Net cash used in investing activities         (27,145)        (4,471)

     Net cash provided by (used in)
      financing activities                          13,309         (1,278)

     Effect of exchange rates on cash                 (182)           (46)

     Net decrease in cash and cash
      equivalents                                  (16,755)       (21,439)

     Cash and cash equivalents at the
      beginning of the year                        106,003         67,163

     Cash and cash equivalents at the end
      of the period                             $   89,248    $    45,724

     Supplemental information:

     Depreciation and amortization              $    8,427    $     8,708

     Rent                                           16,767         15,161

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                          Guess?, Inc. and Subsidiaries
                                Retail Store Data
                                 U.S. and Canada
                                   (Unaudited)

                                                      Three Months Ended
                                                 -------------------------
                                                   April 2,     March 27,
                                                    2005          2004
                                                 -----------   -----------

     Number of stores at the
      beginning of the year                              287           265

      Store openings                                       7             1

      Store closures                                      (5)           (7)

     Number of stores at the end
     of the period                                       289           259

     Total store square footage
      at the end of the period                     1,465,000     1,342,000


                          Guess?, Inc. and Subsidiaries
                       Consolidated Segment Data - Revised
                                 (in thousands)
                                   (Unaudited)

                            First      Second     Third     Fourth
                           Quarter    Quarter    Quarter    Quarter      Year
                            Ended      Ended      Ended      Ended      Ended
                           Mar 27,    Jun 26,    Sep 25,    Dec 31,    Dec 31,
                            2004       2004       2004       2004        2004
                          ---------  ---------  ---------  ---------  ---------
    Net revenue:
      Retail operations   $  99,524  $ 115,248  $ 132,133  $ 171,950  $ 518,855
      Wholesale
       operations            28,089     25,214     34,112     32,977    120,392
      European
       operations            14,792      4,027     17,308      6,646     42,773
      Licensing
       operations            10,940      9,608     14,284     12,410     47,242
                          $ 153,345  $ 154,097  $ 197,837  $ 223,983  $ 729,262

    Earnings (loss)
     from operations:
      Retail
       operations         $  (1,678) $  12,546  $  12,743  $  24,177  $  47,788
      Wholesale
       operations            (1,194)    (4,752)      (741)     1,122     (5,565)
      European
       operations             5,291       (508)     4,580     (1,615)     7,748
      Licensing
       operations             8,983      7,065     12,130      9,544     37,722
      Corporate
       overhead              (8,793)    (9,138)    (7,198)    (7,082)   (32,211)
                          $   2,609  $   5,213  $  21,514  $  26,146  $  55,482

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

SOURCE  Guess?, Inc.
    -0-                             05/04/2005
    /CONTACT: Carlos Alberini, President & Chief Operating Officer, +1-213-765-3582, or Frederick G. Silny, SVP & Chief Financial Officer, +1-213-765-3289, both of Guess?, Inc.; or Wendi Kopsick of Kekst and Company, +1-212-521-4800, for Guess?, Inc./
    /Web site:  http://www.guess.com /

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